Exhibit 10.1
November 16, 2011

Mr. Michael J. Ferrantino, Jr.
11 Starr Avenue West
Andover, MA  01810

Dear Michael:

(a)  Effective as of the date hereof, this letter supersedes and terminates the October 21, 2009 agreement (the “Letter Agreement”) between Valpey-Fisher Corporation (the “Company”) and you, as amended, and replaces it in its entirety as set forth in (b) below.

(b)  The Company and you agree that as an incentive for your continued employment with the Company, and your efforts on behalf of the strategic alternatives, including in particular the proposed merger transaction with CTS Corporation (the “Merger”), to which you have devoted significant efforts, the Company hereby agrees to pay you a bonus of $380,000 in the event the Merger closes on or before April 30, 2012.  Any bonus payment payable hereunder in the event of the Merger will be paid within ten (10) days following the closing of the Merger but no later than March 15th following the end of the calendar year in which the that closing occurs; provided however that no bonus payment will be made if you have incurred a Separation from Service, as defined in Exhibit A, for any reason prior to the first business day immediately following such closing.

(c)  As stated above, this letter terminates and supersedes the Letter Agreement and confirms as stated in the Letter Agreement that the Change in Control Retention Agreement dated April 14, 2007, and amended effective August 7, 2008, between the Company and you, has also been superseded and terminated.

Please indicate your agreement by signing this letter in the space provided below.

Sincerely,

VALPEY-FISHER CORPORATION

By:	/s/ Ted Valpey, Jr.
Name:	Ted Valpey, Jr.
Title:	Chairman

AGREED AND ACCEPTED:

/s/ Michael J. Ferrantino, Jr.
Michael J. Ferrantino, Jr.

Exhibit A

(a)  “Separation from Service” means , your “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1980 as amended (the “Code’), from the Company or successor employer resulting from change in control.  To the extent required by the definition of “separation from service” under Section 409A of the Code, “Separation from Service” shall mean your separation from service (as so defined) from both the Company or successor employer resulting from the change in control, and all other persons with whom the Company or such successor employer would be considered a “single employer under Section 414(b) or (c) of the Code, but replacing the phrase “at least 80%” with the phrase “at least 50% where it appears in Section 1563(a)(1), (2), and (3) of the Code and in the regulations under Section 414(c).